Exhibit 99.1

Victory Energy Announces Settlement Agreement
And Mutual Release with Lucas Energy

AUSTIN, TX--(June 30, 2015) -Victory Energy Corporation, (VYEY) ("Victory" or "the Company") a growth stage, Exploration and Production Company, today announced that on June 24, 2015, the Company entered into a Settlement Agreement and Mutual Release with Lucas Energy.
The material terms of the settlement agreement include the following:

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Lucas Energy transferred to Victory certain proved producing and proved undeveloped properties in the Eagle Ford area of south Texas, including a 3.27581% working interest in the Dingo Unit and a 1.481330% working interest in the Platypus Unit operated by Penn Virginia (the “Additional Properties”);

•
Victory retained its interest in the five (5) Penn Virginia well bores previously assigned by Lucas Energy to Victory, including the rights to the cumulative net revenues since all wells started producing;

•	Lucas is required to issue to Victory approximately 1.1 million shares of Lucas Energy common stock (the “Lucas Common Shares”);

•	Victory assigned to Earthstone Energy/Oak Valley Resources or its affiliate (“Oak Valley”) two Karnes County well-bores (the Boggs Unit No. 1H and the Boggs Unit No. 2H);

•	Victory forgave the $600,000 of debt currently owned to Victory by Lucas Energy.

•	Oak Valley is obligated to return a net aggregate of $54,020 in pre-drilling costs previously paid to Oak Valley to Lucas Energy;

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Lucas Energy and Victory released each other from all claims that each party had against the other (except for claims arising under the Settlement Agreement itself) and simultaneously also entered into mutual releases with Oak Valley and Lucas Energy’s senior lender.

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Victory is obligated to pay Lucas Energy’s senior lender $253,750 on or before July 15, 2015 and the assignment relating to the Additional Property and the Lucas Common Shares are being held in escrow until such payment is made in full.

“The conclusion of these settlement agreements effectively return to Victory a near equivalent value of real property and stock in exchange for the capital that had been invested into the proposed business combination.  We are satisfied this settlement provides an adequate trade for the benefit of our shareholders.  We will be adding the near $1.7 million dollars of PDP and PUD reserves (June NYMEX Strip), associated with the Penn Virginia operated wells, to our mid-year company reserve report.  We wish the Lucas Energy team all the best with their future endeavors, as we continue to move forward with our producing property acquisition strategy,” said Kenny Hill, Chief Executive Officer of Victory Energy.
About Victory Energy
Victory Energy Corporation (VYEY), is a public held, growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company is focused on the acquisition and development of stacked multi-pay resource play opportunities in the Permian Basin that offer predictable outcomes and long-lived reserve characteristics. The company presently utilizes low-risk vertical well development, which offers repeatable and profitable outcomes. Current Company assets include interest in proven formations such as the Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline and Fusselman formations. For additional information on the company, please visit www.vyey.com.
Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Investor Relations Contact
Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us